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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (No. 33-54249) and Form S-4 (333-19335) and the Registration Statements on Form S-8 (Nos.
33-49872; 33-53267; 33-62469; 333-04161 and 333-19335-01) of Newmont Mining
Corporation of our report dated February 1, 1997, except for the fifth paragraph of Note 1, which is as of March 10, 1997, pertaining to the consolidated financial statements of Santa Fe Pacific Gold Corporation and Subsidiaries appearing in Newmont Mining Corporation's Annual Report on Form 10-K. It should be noted, however, that such financial statements are not included in such Annual Report on Form 10-K.


/s/ PRICE WATERHOUSE LLP

Phoenix, Arizona
March 26, 1998